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                                                                    EXHIBIT 12.1

                 Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                                     Six Months Ended
                                         June 30,       Year Ended December 31,
                                     ----------------   ------------------------
                                       1999     1998    1998 1997 1996 1995 1994
                                     -------- --------  ---- ---- ---- ---- ----
                                           (dollar amounts in thousands)
Cyprus Amax Historical
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividend Requirements..............    (b)      (b)     (b) 1.3   (b) 3.4  1.9
ASARCO Historical
Ratio of Earnings to Fixed
 Charges(a).........................    (c)      (c)     (c) 4.5  4.9  5.2  1.6
Asarco Cyprus Pro Forma
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividend Requirements..............    (d)        --    (d) --   --   --   --

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(a) ASARCO has not issued any shares of preferred stock.
(b) Earnings for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1996 were insufficient to cover fixed charges and preferred stock dividend requirements by $83,100, $70,100, $105,200 and $108,300, respectively.
(c) Earnings for the six months ended June 30, 1999 and 1998 and the year ended December 31, 1998 were insufficient to cover fixed charges by $82,200, $50,500 and $166,600, respectively.
(d) Pro forma earnings for the six months ended June 30, 1999 and the year ended December 31, 1998 were insufficient to cover fixed charges and preferred stock dividend requirements by $131,400 and $209,200, respectively.

    For purposes of the ratio of earnings to fixed charges, "earnings" includes income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings which would be required to cover such dividend requirements. The amount of such pre-tax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.